Exhibit 10.1

Final

GREER STATE BANK

STOCK APPRECIATION RIGHTS AGREEMENT

WITH R. DENNIS HENNETT

THIS STOCK APPRECIATION RIGHTS AGREEMENT (the “Agreement”) is made and entered into this 13th day of July, 2004, by and between GREER STATE BANK, a state-chartered commercial bank located in Greer, South Carolina (the “Company”) and R. DENNIS HENNETT (the “Executive”).

INTRODUCTION

To encourage the Executive to remain an employee of the Company, the Company is willing to provide to the Executive an opportunity to share in the increase in the Book Value of the Corporation’s common stock.

Phantom Stock Award grants may be credited to the Stock Appreciation Rights Account at the beginning of the first Plan Year and at the beginning of each Plan Year thereafter up to the Executive’s Normal Retirement Date. The Stock Appreciation Rights Account shall be an accounting device to keep track of the appreciation on the Phantom Stock Awards. This Agreement is intended to provide the Executive with a projected retirement benefit; however, upon the occurrence of various triggering events, the Company will pay the value of the Stock Appreciation Rights Account in cash from its general assets.

AGREEMENT

The Executive and the Company agree as follows:

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1 “Account Balance” means the value of the Executive’s Stock Appreciation Rights Account at any given point in time.

1.2 “Anniversary Date” means December 31 of each Plan Year.

1.3 “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive determined pursuant to Article 6.

1.4 “Beneficiary Designation Form” means the form provided from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.5 “Board” or “Board of Directors” means the Board of Directors of the Company.

1.6 “Book Value” means total shareholders’ equity as it appears on the Corporation’s consolidated balance sheet (excluding unrealized gains or losses in the Company’s investment portfolio) plus any cash dividends paid to the shareholders after the Effective Date of this Agreement.

1.7 “Book Value Per Share” means Book Value divided by the total number of shares of Common Stock.

1.8 “Change in Control” means:

(i)	the acquisition, directly or indirectly, (including beneficial ownership) by any “person” as this term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended within any twelve (12) consecutive month period of the Corporation’s or Company’s issued and outstanding common stock representing an aggregate of fifty percent (50%) or more of the Corporation’s or Company’s common stock; or

(ii)	consummation of merger, sale, acquisition, or liquidation of all, or substantially all, of the Corporation’s or the Company’s assets or outstanding stock; or

(iii)	the occurrence of any other event or circumstance which is not covered by 1.8(i) or 1.8(ii) above, which the Board determines affects the Corporation’s or Company’s control and, to implement the purposes of this Agreement, adopts a resolution that the event or circumstance constitutes a Change in Control for the purposes of this Agreement.

(iv)	Notwithstanding any other provisions in this Agreement, “Change in Control” shall not be construed to mean the formation of a bank holding company or other entity approved in advance by the Company’s Board of Directors or any changes in ownership of the Company’s assets or stock as the result of the formation of such an entity.

1.9 “Code” means the Internal Revenue Code of 1986, as amended.

1.10 “Common Stock” means the issued and outstanding shares of the common stock of the Corporation.

1.11 “Corporation” means Greer Bancshares Incorporated.

1.12 “Disability” means sickness, accident, or injury which, in the judgment of a physician appointed and paid by the Company, prevents the Executive from performing all of the Executive’s customary duties for the Company. As a condition to any benefits, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Company’s Board of Directors deems appropriate.

1.13 “Effective Date” means January 1, 2004

1.14 “Normal Retirement Age” means December 31st of the year in which the Executive attains age 65 years and 10 months.

1.15 “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Employment.

1.16 “Phantom Stock” means the hypothetical number of shares of the Common Stock awarded to the Executive.

1.17 “Plan Administrator” means the Company.

1.18 “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement.

1.19 “Stock Appreciation Rights Account” means the Stock Appreciation Rights Account described in Article 3 of this Agreement.

1.20 “Termination of Employment” means the Executive ceasing to be employed by the Company for any reason whatsoever other than by reason of an approved leave of absence.

Article 2

Phantom Stock Award

2.1 Initial Phantom Stock Award. As of the Effective Date of this Agreement, the Executive’s Stock Appreciation Rights Account shall be credited with an initial award of thirteen thousand one hundred and sixty seven (13,167) shares of Phantom Stock, unadjusted for the 3/2 stock split on March 1, 2004.

2.2 Additional Phantom Stock Awards. So long as the Executive is employed by the Company, and the Corporation achieved a minimum of twelve percent (12%) return on equity for the Plan Year immediately preceding the January 1 award, the Executive’s Stock Appreciation Rights Account shall be credited with additional awards of Phantom Stock as follows, unadjusted for the 3/2 stock split on March 1, 2004:

January 1, 2005	13,167
January 1, 2006	13,167
January 1, 2007	13,167
January 1, 2008	13,167

For any Plan Year the Corporation’s return on equity is less than twelve percent (12%), no award of Phantom Stock shall ever be made with regard to such Plan Year. No Phantom Stock will be credited to the Stock Appreciation Rights Account after January 1, 2008.

2.3 Adjustments. Phantom Stock awards above may be adjusted in accordance with Section 3.1.3 below, if applicable.

Article 3

Stock Appreciation Rights Account

3.1 Establishing and Crediting. The Company shall establish a Stock Appreciation Rights

Account on its books for the Executive. Any dispute in relation to the value of the Stock Appreciation Right Account and/or in determination of return on equity for a Plan Year will be settled by the Company’s accounting firm which shall be conclusive and binding upon all parties. The value of the Stock Appreciation Rights Account is determined as follows:

3.1.1 Valuation. On each Anniversary Date and immediately prior to the payment of any benefits the value of the Stock Appreciation Rights Account shall be determined by totaling the value of all shares of Phantom Stock credited to the Stock Appreciation Rights Account. The value of each share of Phantom Stock shall be the amount (if any) by which the Current Price Per Share exceeds such share of the Phantom Stock’s Initial Price Per Share as defined below:

(a) “Initial Price Per Share” is the Book Value Per Share on the first day of the Plan Year for which a Phantom Stock award is credited to the Executive’s Phantom Stock Account. Notwithstanding the foregoing, the Initial Price Per Share for the Initial Phantom Stock Award under 2.1 is eleven dollars and fifty two cents ($11.52) unadjusted for the 3/2 stock split on March 1, 2004.

(b) “Current Price Per Share” shall be the Book Value Per Share at the date of valuation except that the Current Price Per Share shall never be less than the Initial Price Per Share.

3.1.2 Interest. Prior to payment of any benefits, no interest shall be credited on the Stock Appreciation Rights Account.

3.1.3 Changes in Number Shares of Phantom Stock. If there is a change in the number of the outstanding shares of the Common Stock by reason of a stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares where the shares are issued without additional consideration paid to the Corporation, then the number of shares of Phantom Stock and the Initial Price Per Share shall be adjusted appropriately by the Company, whose determination shall be conclusive; provided, however, that a fractional Phantom Stock share shall be rounded up to the nearest whole share.

3.2 Statement of Accounts. The Company shall provide to the Executive, within 120 days following the Anniversary Date of each Plan Year that this Agreement is in effect, a statement setting forth the value of the Stock Appreciation Rights Account as of such Anniversary Date.

3.3 Accounting Device Only. The Stock Appreciation Rights Account is solely a device for measuring amounts that may be paid under this Agreement. The Phantom Stock is used solely as a measurement tool; no Corporation stock will be purchased, sold, registered, or issued in connection with this Agreement. The Executive will only be entitled to cash, and not stock in lieu of cash. The Executive will not receive any stock or stock rights by virtue of this Agreement. The Stock Appreciation Rights Account is not a trust fund of any kind. The Executive is a general unsecured creditor of the Company for the payment of benefits. The benefits represent the mere Company promise to pay such benefits. The Executive’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executive’s creditors. Only cash will be paid as a benefit and no stock or any other property is to be paid to the Executive.

Article 4

Lifetime Benefits

4.1 Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age other than because of death, the Company shall pay to the Executive the benefit described in this Section 4.1 in lieu of any other benefit under this Agreement.

4.1.1 Amount of Benefit. The benefit under this Section 4.1 is the value of the Stock Appreciation Rights Account as determined under Article 3 above at the Executive’s Normal Retirement Date.

4.1.2 Payment of Benefit. The Company shall pay the benefit to the Executive over fifteen (15) years in one hundred eighty (180) equal consecutive monthly installments, including interest at an annual rate equal to seven percent (7.0%), compounded monthly commencing on the first day of the month following the Executive’s Normal Retirement Date.

For Example: Assuming that the value of the Stock Appreciation Rights Account at the Executive’s Normal Retirement Date is $100,000, then the Executive is entitled to 180 equal consecutive monthly installments including interest at the annual rate of 7.0%, compounded monthly. The monthly installments would thus be $893.62.

4.2 Early Termination Benefit. Upon Termination of Employment prior to Normal Retirement Age and a Change of Control other than because of death or Disability, the Company shall pay to the Executive the benefit described in this Section 4.2 in lieu of any other benefit under this Agreement.

4.2.1 Amount of Benefit. The benefit under this Section 4.2 is the value of the vested Stock Appreciation Rights Account as determined under Article 3 above on the date of the Executive’s Termination of Employment. This benefit is determined by vesting the Executive in twenty-five percent (25%) of the value of the Stock Appreciation Rights Account at the end of the first Plan Year, and an additional twenty-five percent (25%) for each Plan Year thereafter until the Executive is one hundred percent (100%) vested in the value of the Stock Appreciation Rights Account.

4.2.2 Payment of Benefit. The Company shall pay the benefit to the Executive over fifteen (15) years in one hundred eighty (180) equal consecutive monthly installments, including interest at an annual rate equal to seven percent (7.0%), compounded monthly, commencing on the first day of the month following the Executive’s Normal Retirement Age.

4.3 Disability Benefit. Upon Termination of Employment because of Disability prior to Normal Retirement Age and prior to a Change in Control, the Company shall pay to the Executive the benefit described in this Section 4.3 in lieu of any other benefit under this Agreement.

4.3.1 Amount of Benefit. The benefit under this Section 4.3 is the value of the vested Stock Appreciation Rights Account as determined under Article 3 above on the date of the Executive’s Termination of Employment. This benefit is determined by vesting the Executive in one hundred percent (100%) of the value of the Stock Appreciation Rights Account.

4.3.2 Payment of Benefit. The Company shall pay the benefit to the Executive over fifteen (15) years in one hundred eighty (180) equal consecutive monthly installments, including interest at an annual rate equal to seven percent (7.0%), compounded monthly, commencing not later than the ninety-first day following the Executive’s Termination of Employment.

4.4 Change in Control Benefit. Upon Termination of Employment prior to Normal Retirement Age and after a Change of Control, the Company shall pay to the Executive the benefit described in this Section 4.4 in lieu of any other benefit under this Agreement.

4.4.1 Amount of Benefit. The benefit under this Section 4.4 is the greater of the value of the Stock Appreciation Rights Account as determined under Article 3 above on the day immediately prior to the Change of Control or three hundred seventy three thousand seventeen dollars ($373,017).

4.4.2 Payment of Benefit. The Company shall pay the benefit to the Executive over fifteen (15) years in one hundred eighty (180) equal consecutive monthly installments, including interest at an annual rate equal to seven percent (7.0%), compounded monthly, commencing not later than the ninety-first day following the Executive’s Termination of Employment.

Article 5

Death Benefits

5.1 Death During Employment. If the Executive dies while in the employment of the Company prior to a Change of Control, the Company shall pay to the Executive’s Beneficiary the benefit described in this Section 5.1 in lieu of any other benefit under this Agreement.

5.1.1 Amount of Benefit. The benefit under this Section 5.1 shall be equal to the value of the Stock Appreciation Rights Account as determined under Article 3 above on the date of the Executive’s death. This benefit is determined by vesting the Executive’s Beneficiary in one hundred percent (100%) of the value of the Stock Appreciation Rights Account.

5.1.2 Payment of Benefit. The Company shall pay the benefit to the Executive’s beneficiary over fifteen (15) years in one hundred eighty (180) equal consecutive monthly installments, including interest at an annual rate equal to seven percent (7.0%), compounded monthly, commencing within 90 days following the date of the Executive’s death.

5.2 Death During Payment of a Lifetime Benefit. If the Executive dies after any payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive’s Beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

5.3 Death After Termination of Employment But Prior to Commencement of Benefit Payments. If the Executive dies after Termination of Employment, but prior to the commencement of benefit payments, the Company shall pay the same benefit payments to the Executive’s Beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence within 90 days following the date of the Executive’s death.

Article 6

Beneficiaries

6.1 Beneficiary Designation. The Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Company in which the Executive participates.

6.2 Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive, or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved or if the benefit is relinquished pursuant to a settlement agreement. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

6.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

6.4 No Beneficiary Designation. If the Executive dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive’s estate or its assignee.

6.5 Facility of Payment. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

Article 7

General Limitations

7.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement, and the Executive shall irrevocably forfeit all benefits under this Agreement, if the Company terminates the Executive’s employment for:

(a) Gross negligence or gross neglect of duties prior to a Change in Control;

(b) Conviction of a felony; or

(c) Fraud, disloyalty, or willful violation of any law or material Company policy in connection with the Executive’s employment.

7.2 Non-Competition Covenant. While Executive is employed by the Company and during the period of time the Executive is receiving any benefit payments pursuant to this Agreement, the Executive will not, for himself or on behalf of, or in conjunction with any other person or persons, company, partnership, limited liability company, proprietorship, trust company, bank, financial services institution, or other entity, directly or indirectly, own, manage, operate, control, be employed by, consult with, participate in, or be connected in any manner with the ownership, employment, management, operation, consulting or control of any financial services institution that competes with the Company within Greenville County, Spartanburg County, South Carolina, or any other market served by the Company at the time payment of benefits commence. In the event of any actual breach by the Executive of the provisions of this Non-Competition Covenant, all payments under this Agreement payable to the Executive shall irrevocably terminate and no further amount shall be due or payable to the Executive pursuant to this Agreement. The Executive specifically acknowledges that the restrictions set forth above are reasonable and bear a valid connection with the business operations of the Company, and specifically admits that Executive is capable of obtaining suitable employment not in competition with the Company. If any one of the restrictions contained herein shall for any reason be held to be excessively broad as to duration or geographical area, it shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the extent compatible with applicable state law as it shall then appear. Executive acknowledges that the Company would not have entered into this Agreement without the Non-Competition Covenant contained herein. This covenant not to compete shall not prohibit the Executive from owning stock in any publicly traded company provided the Executive’s stock ownership is five percent (5%) or less of the issued and outstanding stock of such publicly traded company and the Executive has no corporate responsibility other than the Executive’s rights as a stockholder.

7.3 Excess Parachute Payment. Notwithstanding anything in this Agreement to the contrary, in the event that the benefit payable to Executive pursuant to this Agreement should cause a “parachute payment”, as defined in Code Section 280G(b)(2) of the Code, then such benefit shall be reduced One Dollar ($1.00) at a time until the payment will not constitute a parachute payment. In the even the benefit Executive receives under this Agreement should be incorrectly calculated so that such amount constitutes a parachute payment, then Executive will promptly refund to Company the excess amount. Excess amount shall mean the amount in excess of Executive’s base amount, as defined in Code Section 280G(b)(3), multiplied by 2.999.

Article 8

Claims and Review Procedures

8.1	For all claims other than disability benefits:

8.1.1 Claims Procedure. Any person or entity that makes a claim (“Claimant”) who has not received benefits under the Plan that they believe should be paid shall make a claim for such benefits as follows:

8.1.1.1 Initiation – Written Claim. The Claimant initiates a claim by submitting to the Company a written claim for the benefits.

8.1.1.2 Timing of Company Response. The Company shall respond to such Claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the Claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

8.1.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the Claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a) The specific reasons for the denial,

(b) A reference to the specific provisions of the Plan on which the denial is based,

(c) A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed,

(d) An explanation of the Plan’s review procedures and the time limits applicable to such procedures, and

(e) A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

8.1.2 Review Procedure. If the Company denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

8.1.2.1 Initiation – Written Request. To initiate the review, the Claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

8.1.2.2 Additional Submissions – Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

8.1.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

8.1.2.4 Timing of Company Response. The Company shall respond in writing to such Claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the Claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

8.1.2.5 Notice of Decision. The Company shall notify the Claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a) The specific reasons for the denial,

(b) A reference to the specific provisions of the Plan on which the denial is based,

(c) A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits, and

(d) A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

8.2	For disability claims:

8.2.1 Claims Procedures. Any person or entity that makes a claim (“Claimant”) who has not received benefits under the Plan that they believe should be paid shall make a claim for such benefits as follows:

8.2.1.1 Initiation – Written Claim. The Claimant initiates a claim by submitting to the Company a written claim for the benefits.

8.2.1.2 Timing of Company Response. The Company shall notify the Claimant in writing or electronically of any adverse determination as set out in this Section.

8.2.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the Claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a) The specific reasons for the denial,

(b) A reference to the specific provisions of the Plan on which the denial is based,

(c) A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed,

(d) An explanation of the Plan’s review procedures and the time limits applicable to such procedures,

(e) A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review,

(f) Any internal rule, guideline, protocol, or other similar criterion relied upon in making the adverse determination, or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that the Claimant can request and receive free of charge a copy of such rule, guideline, protocol or other criterion from the Company, and

(g) If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request.

8.2.1.4 Timing of Notice of Denial/Extensions. The Company shall notify the Claimant of denial of benefits in writing or electronically not later than 45 days after receipt of the claim by the Plan. The Company may elect to extend notification by two 30-day periods subject to the following requirements:

(a) For the first 30-day extension, the Company shall notify the Claimant (1) of the necessity of the extension and the factors beyond the Plan’s control requiring an extension; (2) prior to the end of the initial 45-day period; and (3) of the date by which the Plan expects to render a decision.

(b) If the Company determines that a second 30-day extension is necessary based on factors beyond the Plan’s control, the Company shall follow the same procedure in (a) above, with the exception that the notification must be provided to the Claimant before the end of the first 30-day extension period.

(c) For any extension provided under this section, the Notice of Extension shall specifically explain the standards upon which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues. The Claimant shall be afforded 45 days within which to provide the specified information.

8.2.2 Review Procedures – Denial of Benefits. If the Company denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

8.2.2.1 Initiation of Appeal. Within 180 days following notice of denial of benefits, the Claimant shall initiate an appeal by submitting a written notice of appeal to Company.

8.2.2.2 Submissions on Appeal – Information Access. The Claimant shall be allowed to provide written comments, documents, records, and other information relating to the claim for benefits. The Company shall provide to the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

8.2.2.3 Additional Company Responsibilities on Appeal. On appeal, the Company shall:

(a) Take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination;

(b) Provide for a review that does not afford deference to the initial adverse benefit determination and that is conducted by an appropriate named fiduciary of the Plan who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual;

(c) In deciding an appeal of any adverse benefit determination that is based in whole or in part on a medical judgment, including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate, consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment;

(d) Identify medical or vocational experts whose advise was obtained on behalf of the Plan in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and

(e) Ensure that the health care professional engaged for purposes of a consultation under subsection (c) above shall be an individual who was neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of any such individual.

8.2.2.4 Timing of Notification of Benefit Denial – Appeal Denial. The Company shall notify the Claimant not later than 45 days after receipt of the Claimant’s request for review by the Plan, unless the Company determines that special circumstances require an extension of time for processing the claim. If the Company determines that an extension is required, written notice of such shall be furnished to the Claimant prior to the termination of the initial 45-day period, and such extension shall not exceed 45 days. The Company shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review.

8.2.2.5 Content of Notification of Benefit Denial. The Company shall provide the Claimant with a notice calculated to be understood by the Claimant, which shall contain:

(a) The specific reason or reasons for the adverse determination;

(b) Reference to the specific plan provisions on which the benefit determination is based;

(c) A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records, and other relevant information (as defined in applicable ERISA regulations);

(d) A statement of the Claimant’s right to bring an action under ERISA Section 502(a);

(e) Any internal rule, guideline, protocol, or other similar criterion relied upon in making the adverse determination, or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that the Claimant can request and receive free of charge a copy of such rule, guideline, protocol or other criterion from the Company;

(f) If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request; and

(g) The following statement: “You and your plan may have other voluntary alternative dispute resolution options such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your state insurance regulatory agency.”

Article 9

Amendments and Termination

The Company may amend or terminate this Agreement at any time. However, such termination shall not reduce the Executive’s then vested benefit in this Agreement. Upon termination of this Agreement, the Company shall pay the vested benefit to the Executive over fifteen (15) years in one hundred eighty (180) equal consecutive monthly installments, including interest at an annual rate equal to seven percent (7.0%), commencing within sixty (60) days of such termination.

Article 10

Miscellaneous

10.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, successors, personal representatives, and transferees.

10.2 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

10.3 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.

10.4 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

10.5 Governing Law. The Agreement and all rights hereunder shall be governed by the laws of the State of South Carolina, except to the extent preempted by the laws of the United States of America.

10.6 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

10.7 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

10.10 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under this Agreement. It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.

Article 11

Administration of Agreement

11.1 Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement.

11.2 Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Company.

11.3 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Executive or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions.

11.4 Indemnity of Plan Administrator. The Company shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

11.5 Company Information. To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Termination of Employment of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

11.6 Annual Statement. The Plan Administrator shall provide to the Executive, within 120 days after the end of each Plan Year, a statement setting forth the benefits payable under this Agreement.

IN WITNESS WHEREOF, the Executive and the Company have signed this Agreement.

EXECUTIVE:	COMPANY:
GREER STATE BANK

/s/R. Dennis Hennett	By	/s/ Gary M. Griffin
R. Dennis Hennett
	Title	Chairman of the Board